Exhibit (r)(2)

Skypoint Capital Advisors, LLC

Table of Contents

1. General Provisions	3
2. Covered Persons	3
2.1. Supervised Persons	3
2.2. Access Persons	4
2.3. Family Members	4
3. Business Conduct Standards	4
3.1. Compliance with Laws and Regulations	4
3.2. Confidentiality of Client Information	5
3.3. Conflicts of Interest	5
3.4. Rumor Policy	6
3.5. Reporting of Violations and Sanctions	6
4. Insider Trading	6
5. Personal Securities Transactions	7
5.1 Pre-clearance	7
5.2 Restrictions on Purchases and Sales: Black-Out Periods	8
6. Reporting Requirements	8
6.1. Scope	8
6.2. Reportable Securities	8
6.3. Reporting Exceptions	9
6.4. Initial/ Annual Holdings and Quarterly Transaction Reports	9
7. Recordkeeping Requirements	10
8. Acknowledgment of Receipt	10
Exhibit 1: Personal Securities Trading Request & Authorization	11
Exhibit 2: Personal Securities Accounts Report	12

1.	General Provisions

This Code of Ethics (the “Code”) has been adopted by Skypoint Capital Advisors, LLC (“Skypoint”), in accordance with Rule 17j-1 under the investment Company Act of 1940 (the “Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). This Code establishes rules of conduct for all affiliated persons of Skypoint and is designed to, among other things, govern personal securities trading activities in the accounts of affiliated persons. The Code is based upon the principle that Skypoint and its affiliated persons owe a fiduciary duty to their Clients to conduct their affairs, including their personal securities transactions, in such a manner as to:

▪	place the interests of Skypoint’s Clients first and foremost ahead of their own personal interests,
▪	ensure that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility,
▪	Avoid taking any inappropriate advantage of their positions.

This Code is designed so that high ethical standards be applied and maintained by Skypoint and its affiliated persons. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. Strict compliance with the provisions of this Code is expected of all affiliated persons of Skypoint. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee. Building a reputation for fair and honest dealing with our Clients and the investment community in general is very important and takes the cooperative effort of all employees.

Employees are urged to seek the advice of the CCO for any questions as to how this Code applies to their individual circumstances. The CCO may delegate any of their responsibilities or duties described in this Code. The CCO may also, under circumstances that are considered appropriate or after consultation with the CEO of Skypoint, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Skypoint’s Clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.

Skypoint has engaged sub-advisers to handle the portfolio management duties for certain products that are advised by the firm. The Covered persons are not deemed to have access to or advance knowledge of portfolio selections or trading activities of the sub-advisers. None of the day-to-day activities of the sub-advisers are under the same management as Skypoint.

2.	Covered Persons

Covered persons are all affiliated persons of Skypoint as defined below under Supervised Persons, Access Persons, and (where applicable) Family Members.

2.1.	Supervised Persons

Supervised persons include:

▪	Directors, officers, and partners of Skypoint (or other persons occupying a similar status or performing similar functions);
▪	Employees of Skypoint;

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▪	Any other person who provides advice on behalf of Skypoint and is subject to Skypoint’s supervision and control;
▪	Temporary workers; and
▪	Access persons.

2.2.	Access Persons

Access persons include any supervised persons who:

▪	Have access to non-public information regarding any Client’s purchase or sale of securities;
▪	Have access to non-public information regarding the portfolio holdings of any Client;
▪	Are involved in making securities recommendations to any Client, or have access to such recommendations that are non-public; or
▪	Are Skypoint’s directors, officers and partners.

2.3.	Family Members

For purposes of personal securities reporting, Skypoint considers the supervised or access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the supervised or access person’s household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.	Business Conduct Standards

3.1.	Compliance with Laws and Regulations

All covered persons must comply with all applicable state and Federal securities laws including, but not limited to, the Advisers Act, the Act, Regulation S-P and the Patriot Act, as it pertains to Anti-Money Laundering. Rule 17j-1 under the Act and Section 206 of the Advisers Act generally proscribe fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment advisers. In particular, it is unlawful for any affiliated person of Skypoint in connection with the purchase or sale, directly or indirectly, to:

▪	defraud a Client in any manner;
▪	mislead a Client, including by making a statement that omits material facts;
▪	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client;
▪	engage in any manipulative practice with respect to a Client; or
▪	engage in any manipulative practice with respect to securities, including price manipulation.

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3.2.	Confidentiality of Client Information

In the course of investment advisory activities of Skypoint, the firm obtains and has access to personal and nonpublic information about its Clients. Such information may include a person’s status as a Client, personal financial, and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information relating to services performed for or transactions entered into on behalf of Clients, advice provided by Skypoint to Clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Skypoint’s current or former Clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

3.3.	Conflicts of Interest

Skypoint, as a fiduciary, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and if they occur, by fully disclosing all material facts concerning any conflict that may arise with respect to any Client.

Conflicts among Client Interests

Conflicts of interest may arise where Skypoint or its covered persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which covered persons have made material personal investments, accounts of close friends or relatives of covered persons). Skypoint specifically prohibits inappropriate favoritism of one Client over another Client.

Competing with Client Trades

Skypoint prohibits covered persons from using knowledge about pending or currently considered securities transactions for Clients in order to profit personally, directly or indirectly, as a result. In order to avoid any potential conflict of interest between Skypoint and its Clients, securities transactions for the accounts of covered persons in the same security as that purchased or sold for advisory accounts should be entered only after the expiration of a black-out period, explained more fully below.

No Transactions with Clients

Skypoint specifically prohibits covered persons from knowingly selling to or purchasing from a Client any security or other property, except securities that may be issued by the Client.

Disclosure of Personal Interest

Skypoint prohibits covered persons from recommending, implementing or considering any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the CEO). If this designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

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3.4.	Rumor Policy

All covered persons are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company's or any other company's securities, (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the false spreading of any rumors, or any other form of illegal market manipulation, via any media, including, but not limited to e-mail, instant messages, blogs or chat rooms. Any covered person who is found to have engaged in such conduct shall be subject to disciplinary action which may include termination.

3.5.	Reporting of Violations and Sanctions

All covered persons of Skypoint must promptly (upon discovery of violation) report violations of this Code to the CCO. If the CCO is unavailable, the violation must then be reported to Skypoint’s CEO. Sanctions may be imposed depending on the circumstances of the situation which may include reprimands, censures, fines, disgorgement, or suspensions. Employees of Skypoint should understand that a material breach of the provisions of this Code will constitute grounds for disciplinary action and/or immediate termination of employment with Skypoint.

4.	Insider Trading

Inside information is presently defined as information that has not been disseminated to the general public through the traditional communications channels; is known by the recipient (tippee) to be non-public; or has been improperly obtained. In addition, the information is material and important enough that a reasonably prudent person might base their decision to invest or not invest on the information. If a Skypoint supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties, and result in disciplinary action and potentially termination of employment with Skypoint.

The following procedures have been established to assist Skypoint employees to avoid violations of the insider trading provisions of the Advisers Act. Every employee must follow these procedures or risk being subject to termination. If an employee has any questions about these procedures, he/she should bring them to the CCO promptly.

Identification of Insider Information

All employees of Skypoint must ask the following questions when presented with a potential conflict of this type:

▪	Is the information material? Would an investor consider this information important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?
▪	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If, after considering the above, an employee believes that the information may be material and non-public, he/she should:

▪	Report the matter promptly to the CCO, disclosing all information which the employee believes may be relevant on the issue of whether the information is material and non-public.
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▪	Do not purchase or sell any security impacted by the information. This prohibition applies to the employee’s personal securities account(s), any account(s) in which he/she may have a beneficial interest, and any client account managed by Longwave Advisor, LLC.

▪	Do not communicate the information to anyone outside the firm or within the firm, other than the Skypoint CCO.

After reviewing the information, the CCO will determine whether the information is material and non-public, and will advise the employee accordingly of the appropriate course of action.

Prevention of Insider Trading

▪	Every new employee of Skypoint will be provided with a copy of these procedures regarding insider trading, which they will be asked to acknowledge receiving.
▪	The CCO will enforce the appropriate Personal Securities Trading Restrictions provided in the Code of Ethics.
▪	The CCO, on a regular basis, conduct training to familiarize employees with Skypoint’s insider trading procedures. Documentation of this training will be maintained, including a list of all attendees.
▪	The CCO will resolve issues of whether information received by an employee of Skypoint is material and non-public. The CCO will prepare and maintain a memo detailing the type of information received and the determination of its materiality.
▪	If it has been determined that an employee of Skypoint has received material non-public information, the CCO will (i) implement measures to prevent dissemination of such information, (ii) place such security on a restricted trading list, and (iii) immediately advise all employees of the inclusion of the security on the restricted list. A copy of any restricted trading list will be maintained by the CCO or their designee.

Steps to Detect Insider Trading

▪	The CCO will review all personal securities transactions by covered persons to ensure that these activities comply with the Personal Securities Trading Restrictions included in Skypoint’s Code of Ethics.
▪	The CCO will conduct an investigation when the CCO has reason to believe that any employee of Skypoint has received and acted (traded) on inside information or has offered this information to other persons.

5.	Personal Securities Transactions

Personal securities transactions by covered persons are subject to the following trading restrictions. This requirement applies to all transactions a covered person might reasonably have control over, for all members of their household, as well as any other account from which they receive an economic benefit, including any 401(k) and Profit Sharing Plans.

5.1	Pre-clearance

No covered person may purchase or sell any of the following securities without pre-clearing this action through the CCO:

•	Initial Public Offerings
•	Limited or Private Offerings, such as hedge funds or private funds
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•	Initial Coin Offerings, including cryptocurrency tokens
•	Any registered funds managed by the Adviser

Requests for pre-clearance are made by completing a Personal Securities Trading Request & Authorization form (Exhibit 1) and forwarding it to the CCO. A final decision will be communicated to the covered person in a timely fashion. Only upon receipt of the written approval from the CCO can the covered person engage in the requested transaction. All approved transactions are in effect for up to two business days on which approval was requested (unless otherwise noted). If a covered person decides not to execute the transaction on the days pre-clearance approval is given or the entire trade is not executed, a new request for pre-clearance must be made. Limit orders entered must be placed as a day order. In addition, covered persons may not simultaneously request pre-clearance to buy and sell the same security.

5.2	Restrictions on Purchases and Sales: Black-Out Periods

No covered person may knowingly purchase or sell a security in their personal account(s) on the day the security is traded in a Client account unless the trade is part of a block or aggregated trade.

6.	Reporting Requirements

6.1.	Scope

All covered persons of Skypoint are required to provide account statements and transaction confirmations for any personal trading accounts under their control that contain Reportable Securities. This requirement applies to all accounts a covered person might reasonably have control over, for all members of their household, as well as any other account from which they receive an economic benefit, including any 401(k) and Profit Sharing Plans.

If a covered person believes that they should be exempt from the reporting requirements above they should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason(s) they should be exempt from reporting requirements under this Code.

6.2.	Reportable Securities

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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For purposes of this Code, the term “Reportable Securities” means all of the securities described above except:

▪	Open-ended mutual funds, except any proprietary open-end mutual funds advised or sub-advised by or for Skypoint (“reportable funds”);
▪	Direct obligations of the United States;
▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
▪	Shares issued by money market funds;
▪	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Exchange Traded Products, (ETPs) including exchange traded notes, (ETNs), exchange traded funds, (ETFs), closed end funds and exchange traded derivative contracts are considered reportable securities under the Code.

If there is any question by a covered person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

6.3.	Reporting Exceptions

Covered persons are not required to submit:

▪	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;
▪	A transaction report with respect to transactions effected pursuant to an automatic investment plan (this exception includes dividend reinvestment plans.); and
▪	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Skypoint holds in its records so long as Skypoint receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

6.4.	Initial/ Annual Holdings and Quarterly Transaction Reports

Initial/Annual Report

All employees of Skypoint who during the course of their employment become a covered person as defined in subsection 2 of this Code (this may be upon employment), and annually thereafter, must provide the CCO with a Personal Securities Accounts Report (Exhibit 2) or the applicable brokerage statements no later than 10 days after the individual becomes a covered person. The initial holdings information provided in conjunction with this certification must be current as of 45 days before the individual became a covered person.

The annual holdings information provided must be current as of a date no more than 45 days prior to the date the report was submitted.

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Quarterly Report

Every covered person must submit a quarterly transaction report to the CCO within 30 days from calendar quarter end. If quarterly brokerage statements are not available, a monthly statement for each respective month will suffice. The quarterly transaction report requirement will be satisfied through receipt by the CCO of quarterly or, if applicable, monthly statements received directly from the custodian.

The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the covered person.

7.	Recordkeeping Requirements

Skypoint will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place:

▪	A copy of each Code that has been in effect at any time during the past five years;
▪	A record of any violation of the Code and any action taken as a result of this violation for five years from the end of the fiscal year in which the violation occurred;
▪	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a covered person;
▪	Holdings and transactions reports made as required under the Code, including any brokerage confirmations and account statements made in lieu of these reports;
▪	A list of the names of persons who are currently, or within the past five years were, covered persons;
▪	A record of any decision and supporting reasons for approving the acquisition of securities by supervised or access persons in initial public offerings, or otherwise limited offerings, for a t least five years after the end of the fiscal year in which approval was granted;
▪	Any waiver from or exception to the Code for any covered person of Skypoint subject to the Code, and;
▪	A copy of each annual written report to a Board as required by Rule 17j-1 of the Act.

8.	Acknowledgment of Receipt

A copy of the Code and any amendments will be provided to each covered person. Skypoint's covered persons must acknowledge initially, annually and as material changes are made, that they have received, read, and understand, the Code of Ethics.

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Exhibit 1: Personal Securities Trading Request & Authorization

Skypoint Capital Advisors, LLC

Name
I hereby request authorization to enter the following securities transaction:
Company Name	Ticker Symbol
Number of Shares	Type (Buy/Sell)
Price (Mkt/Lmt)	Other
Account Number	Acct Type
Broker Dealer	Bank

This transaction is for investment purposes and to the best of my knowledge will comply with the appropriate personal trading and insider trading provisions contained in Adviser’s Code of Ethics.

______________________________________________	________________________
Signature	Date

☐   The above transaction is approved based on information provided above and is in effect solely for the 2 business days from the date which approval was granted. If the transaction does not execute or is partially executed, a new pre-clearance request will be required.

☐   The above transaction is disapproved for the following reasons:

__________________________________________	________________________
Signature of CCO or their designee	Date

______________________________________________
Print Name

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Exhibit 2: Personal Securities Accounts Report

Skypoint Capital Advisors, LLC

I. Please check one selection:

☐	I am defined as a covered person by Skypoint Capital Advisors, LLC’s Code of Ethics and do have accounts in which I have direct or indirect beneficial interest or control. Please complete Item II, Item III and Item IV below.
☐	I am defined as a covered person by Skypoint Capital Advisors, LLC’s Code of Ethics and do not have any accounts in which I have direct or indirect beneficial interest or control. Please skip Item II and item III below. Please complete Item IV below.

II. Brokerage Account Disclosure

List all brokerage accounts in which you have direct or indirect beneficial interest or control in the table below. (Include 401(k) Plans and Profit Sharing Plans):

Account Number (Last 4 Digits)	Account Name	Custodian/Brokerage Name and Address

III. Please select all that apply:

☐	I have disclosed all brokerage accounts in which I have direct or indirect beneficial interest or control in the table above.
☐	I hold reportable securities outside of the above-referenced accounts. Information as required by Rule 204A (b)(1)(i) is attached.
☐	For any accounts disclosed above, I have provided the Chief Compliance Officer or designee with a duplicate statement which is current as of 45 days of my becoming an access person. (Check only if you are newly hired and this is your first attestation.)
☐	For any accounts disclosed above, duplicate statements are sent directly to the Chief Compliance Officer or designee.

IV. Covered Person Information

I agree to promptly notify the CCO or designee if any such accounts are opened. I also agree to submit an initial holdings report to the CCO or designee within 10 days of such opening.

_________________________________________	_________________________
Signature	Date
_________________________________________	_________________________
Print Name	Title

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